As filed with the Securities and Exchange Commission on May 4, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STAG Industrial, Inc.

(Exact name of registrant as specified in its charter)

Maryland	6798	27-3099608
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. employer
incorporation or organization)	Classification Code Number)	identification number)

One Federal Street, 23rd Floor

Boston, Massachusetts 02110

(617)  574-4777

(Address, including zip code, and telephone number, including area code, of the registrant’s  principal executive offices)

Amended and Restated

STAG Industrial, Inc. 2011 Equity Incentive Plan

(Full Title of the Plan)

Jeffrey M. Sullivan

STAG Industrial, Inc.

Executive Vice President, General Counsel and Secretary

One Federal Street, 23rd Floor

Boston, Massachusetts  02110

(617) 574-4777

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Kerry E. Johnson, Esq.

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, New York 10020

Tel: (212) 335-4500

Fax: (212) 335-4501

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.01 per share	3,000,000	(3)	$24.53	$73,590,000	$9,162

(1)         Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without consideration which results in an increase in the number of STAG Industrial, Inc.’s outstanding shares of common stock.

(2)         Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act of 1933, as amended. The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices for the common stock as reported on the New York Stock Exchange on May 2, 2018.

(3)         Represents additional shares of common stock, par value $0.01 per share, of STAG Industrial, Inc. issuable under the STAG Industrial, Inc. 2011 Equity Incentive Plan, as amended and restated. Shares of common stock issuable under the 2011 Equity Incentive Plan include awards of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards.

EXPLANATORY STATEMENT

STAG Industrial, Inc. (the “Company”) is filing this Registration Statement to register an additional 3,000,000 shares of common stock for issuance pursuant to the STAG Industrial, Inc. 2011 Equity Incentive Plan, as amended and restated (the “Plan”).  The increase in the number of shares of common stock authorized for issuance under the Plan was approved by the Company’s stockholders at its 2018 annual meeting of stockholders on April 30, 2018.  Pursuant to General Instruction E to Form S-8, the contents of the earlier Registration Statements on Form S-8 (File Nos. 333-173599 and 333-188483), filed on April 20, 2011 and May 9, 2013, related to the Plan are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)                The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b)                Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to Jeffrey M. Sullivan at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:

(1)                                 the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on February 15, 2018;

(2)                                 the information specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2017 from the Definitive Proxy Statement on Schedule 14A filed with the SEC on March 21, 2018;

(3)                                 the Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 filed with the SEC on May 1, 2018;

(4)                                 the Current Reports on Form 8-K filed with the SEC on February 14, 2018, March 13, 2018, April 13, 2018 and May 1, 2018;

(5)                                 the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on April 8, 2011, including any amendments and reports filed for the purpose of updating such description; and

(6)                                 all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration

Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not applicable.

Item 5. Interests of Named Experts and Counsel. Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•                  actual receipt of an improper benefit or profit in money, property or services; or

•                  active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

The Company’s charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s charter also authorizes the Company, to the maximum extent permitted by Maryland law, to obligate the Company to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

The Company’s bylaws obligate it, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

The Company’s charter and bylaws also permit the Company to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•                  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                  the director or officer actually received an improper personal benefit in money, property or services; or

•                  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•                  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•                  a written undertaking by him or her on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company entered into indemnification agreements with the Company’s directors and executive officers that obligate the Company to indemnify them to the maximum extent permitted by Maryland law.

The indemnification agreements provide that if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, officer or employee of the Company, the Company must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•                  the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•                  the director or executive officer actually received an improper personal benefit in money, property or other services; or

•                  with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe his or her conduct was unlawful.

The indemnification agreements also provide that upon application of a director or executive officer of the Company to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•                  the court determines the director or executive officer is entitled to indemnification under the applicable section of the MGCL, in which case the director or executive officer shall be entitled to recover from the Company the expenses of securing such indemnification; or

•                  the court determines that such director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper benefit under the applicable section of the MGCL; provided, however, that the Company’s indemnification obligations to such director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in the right of the Company or in which the executive officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

Notwithstanding, and without limiting, any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of such director’s or executive officer’s status as a director, executive officer or employee of the Company, and such director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, the Company must indemnify such director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

In addition, the indemnification agreements require the Company to advance reasonable expenses incurred by the indemnitee within 20 days of the receipt by the Company of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•                  a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•                  a written undertaking by or on behalf of the indemnitee to repay the portion of any expenses advanced to the indemnitee relating to claims, issues or matters in a proceeding if it is ultimately established that the standard of conduct was not met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of the Company.

In addition to the maximum extent permitted by law, the Plan provides the members of the Company’s board of directors with limited liability with respect to actions taken or decisions made in good faith relating to the plan and indemnification in connection with their activities under the plan.

Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling the Company for liability arising under the Securities Act, the Company has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.  Not applicable.

Item 8.  Exhibits.

The following is a complete list of exhibits filed as part of the this Registration Statement, which are incorporated herein:

Exhibit No.	Description

3.1

Articles of Amendment and Restatement of STAG Industrial, Inc. (including articles of amendment and articles supplementary) (previously filed as an exhibit to the registrant’s Quarterly Report on Form 10-Q filed with the SEC on May 3, 2016 and incorporated herein by reference)

3.2	Articles of Amendment of STAG Industrial, Inc. (previously filed as an exhibit to the registrant’s Current Report on Form 8-K filed with the SEC on May 1, 2018 and incorporated herein by reference)

3.3

Third Amended and Restated Bylaws of STAG Industrial, Inc. (previously filed as an exhibit to the registrant’s Current Report on Form 8-K filed with the SEC on May 1, 2018 and incorporated herein by reference)

4.1

Form of Common Stock Certificate of STAG Industrial, Inc. (previously filed as an exhibit to the registrant’s registration statement on Form S-11/A (No. 333-168368) filed with the SEC on September 24, 2010 and incorporated herein by reference)

5.1	Opinion of DLA Piper LLP (US)

10.1

Amended and Restated STAG Industrial, Inc. 2011 Equity Incentive Plan (previously filed as an exhibit to the registrant’s Current Report on Form 8-K filed with the SEC on May 1, 2018 and incorporated herein by reference)

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in city of Boston, Commonwealth of Massachusetts, on the 4th day of May, 2018.

STAG INDUSTRIAL, INC.

By:	/s/ Benjamin S. Butcher
Name:	Benjamin S. Butcher
Title:	Chief Executive Officer, President and Chairman

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of STAG Industrial, Inc., hereby severally constitute Benjamin S. Butcher and William R. Crooker, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Benjamin S. Butcher	Chief Executive Officer, President and Chairman (principal executive officer)	May 4, 2018
Benjamin S. Butcher

/s/ Virgis W. Colbert	Director	May 4, 2018
Virgis W. Colbert

/s/ Michelle Dilley	Director	May 4, 2018
Michelle Dilley

/s/ Jeffrey D. Furber	Director	May 4, 2018
Jeffrey D. Furber

/s/ Larry T. Guillemette	Director	May 4, 2018
Larry T. Guillemette

/s/ Francis X. Jacoby III	Director	May 4, 2018
Francis X. Jacoby III

/s/ Christopher P. Marr	Director	May 4, 2018
Christopher P. Marr

/s/ Hans S. Weger	Director	May 4, 2018
Hans S. Weger

/s/ William R. Crooker	Executive Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	May 4, 2018
William R. Crooker